UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported): August 12, 2020

INCOME OPPORTUNITY REALTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-14784	75-2615944
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 800 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 469-522-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.01	IOR	NYSE American

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

[  ]

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Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition

On August 12, 2020, Income Opportunity Realty Investors, Inc. (“IOR” or the “Company”) announced its operational results for the quarter ended June 30, 2020. A copy of the announcement is attached as Exhibit “99.1.”

The information furnished pursuant to Item 2.02 in this Form 8-K, including Exhibit “99.1” attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. We undertake no duty or obligation to publicly update or revise the information furnished pursuant to Item 2.02 of this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d)       Exhibits.

The following exhibit is furnished with this Report:

                    Exhibit No. Description

99.1*       Press release dated August 12, 2020

_________________________

* Furnished herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 13, 2020

INCOME OPPORTUNITY REALTY INVESTORS, INC.

	By:	/s/ Gene S. Bertcher
Gene S. Bertcher
Executive Vice President and
Chief Financial Officer

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Exhibit "99.1"

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports Second Quarter 2020 Results

DALLAS (August 12, 2020) Income Opportunity Realty Investors, Inc. (NYSE MKT: IOR), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended June 30, 2020.

For the three months ended June 30, 2020, the Company reported net income of $1.3 million or $0.30 per diluted share, as compared to $1.1 million or $0.26 per diluted share for the same period in 2019.

Our primary business is investing in real estate and mortgage note receivables.

Expenses

General and administrative expenses decreased $47,000 to $128,000 for the three months ended June 30, 2020 from $175,000 for the same period in 2019. The decrease in general and administrative expenses was primarily due a decrease in professional fees.

Net income fee to related party increased $22,000 to $112,000 for the three months ended June 30, 2020 from $90,000 for the same period in 2019. The net income fee paid to our Advisor is calculated at 7.5% of net income.

Advisory fee to related parties was $191,000 for the three months ended June 30, 2020, compared to $183,000 for the same period in 2019. Advisory fee is computed based on a gross asset fee of 0.0625% per month (0.75% per annum) of the average of the gross asset value.

Other income (expense)

Interest income from related party decreased to $1.3 million for the three months ended June 30, 2020, compared to $1.7 million for the same period in 2019. The decrease of $0.4 million was primarily due to a decrease in the prime interest rate used to calculate interest on the receivable amount owed from our Advisor and other related parties.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

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INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(dollars in thousands, except per share amounts)

Expenses:
General and administrative (including $120 and $147 for the six months ended 2020 and 2019, respectively, to related parties)	$128	$175	$267	$308
Net income fee to related party	112	90	198	190
Advisory fee to related party	191	183	380	364
Total operating expenses	431	448	845	862
Net operating loss	(431)	(448)	(845)	(862)

Other income (expenses):
Interest income from related parties	1,290	1,677	2,769	3,319
Other Income	742	147	742	147
Total other income	2,032	1,824	3,511	3,466
Income before taxes	1,601	1,376	2,666	2,604
Income tax expense	336	289	560	547
Net income	$1,265	$1,087	$2,106	$2,057

Earnings per share - basic and diluted
Net income	$0.30	$0.26	$0.51	$0.49

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

The accompanying notes are an integral part of these consolidated financial statements.

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INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(Unaudited)	(Audited)
	(dollars in thousands, except par value amount)
Assets
Notes and interest receivable from related parties	$14,020	$14,030
Total notes and interest receivable	14,020	14,030
Cash and cash equivalents	44	5
Receivable and accrued interest from related parties	88,292	86,221
Total assets	$102,356	$100,256

Liabilities and Shareholders’ Equity
Liabilities:
Accounts payable and other liabilities	$8	$14
Total liabilities	8	14
Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 and outstanding 4,168,214 shares in 2020 and 2019	42	42
Treasury stock at cost, 5,461 shares in 2020 and 2019	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	40,390	38,284
Total shareholders' equity	102,348	100,242
Total liabilities and shareholders' equity	$102,356	$100,256